Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of December 23, 2013 by and between REGADO BIOSCIENCES, INC. (the “Company”) and DAVID J. MAZZO, Ph.D. (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain amended and restated employment agreement dated May 16, 2013 (the “Employment Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement; and

WHEREAS, the Company and the Executive desire to amend certain terms of the Employment Agreement as provided for herein.

NOW THEREFORE, in consideration of these premises, the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Section 3.1(c) of the Employment Agreement is hereby amended by adding the following language to the end of Section 3.1 (c):

“For calendar year 2014 and 2015 only, in the event of achievement of a Performance Event (as defined below) at any time on or prior to December 31, 2015, the Executive will receive a lump sum cash bonus (the “Performance Event Bonus”) for the calendar year during which the Performance Event occurs equivalent to 100% of Base Salary for such calendar year during which the Performance Event occurs (which shall be in lieu of the Target Annual Bonus amount for 2014 or 2015, as applicable), payable in the same calendar year in which the Performance Event (if any) occurs or within the first 75 days of the following calendar year, subject to the Executive’s continued active employment with the Company at the time of such payment. As used in this Section 3.1(c), “Performance Event” means, at any time on or before December 31, 2015, but before the Company raises cumulatively $90,000,000 through a financing or series of financings, the Company’s consummation of a transaction resulting in a merger, sale of equity to a strategic partner at a price greater than then current Fair Market Value as defined in the 2013 Plan (as defined below), sale of assets, partnering, joint venture or licensing transaction, in each case yielding sufficient net cash proceeds to the Company to reduce the Company’s capital needs to complete the REGULATE-PCI study by at least $45,000,000, as determined by the Board of Directors or the Compensation Committee. For the avoidance of doubt, the Executive shall only be eligible to receive one Performance Event Bonus (i.e., in no event is the Executive eligible to receive a Performance Event Bonus for both 2014 and 2015). If the Executive does not become entitled to the Performance Event Bonus for 2014 or 2015, then he shall remain eligible for the regular Annual Bonus for 2014 and 2015 in accordance with the terms provided herein.”

2. Section 5.18(a) and Section 5.18(b) of the Employment Agreement are hereby amended in their entirety to read as follows:

“(a) If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating accelerated vesting of stock options or similar awards, and then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

(b) An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Company will bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.”

3. Except as expressly amended hereby, all provisions of the Employment Agreement shall remain unmodified and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

COMPANY Regado Biosciences, Inc.

By:	/s/ Dennis G. Podlesak
Name:	Dennis G. Podlesak
Title:	Chairman of Board

EXECUTIVE

/s/ David J. Mazzo, Ph.D.
David J. Mazzo, Ph.D.

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